Exhibit 3.1

iSTAR FINANCIAL INC.

Articles Supplementary

4.50% Series J Cumulative Convertible Perpetual

Preferred Stock

iStar Financial Inc., a Maryland corporation, or the “Corporation,” hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the Charter of the Corporation, or the “Charter,” the Board of Directors of the Corporation, or the “Board of Directors,” by duly adopted resolutions classified and designated 4,000,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of 4.50% Series J Cumulative Convertible Perpetual Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

4.50% Series J Cumulative Convertible Perpetual Preferred Stock

(1)                                           DESIGNATION AND NUMBER.  A series of Preferred Stock, designated the “4.50% Series J Cumulative Convertible Perpetual Preferred Stock” (the “Series J Preferred Stock”), is hereby established.  The number of shares of the Series J Preferred Stock shall be 4,000,000.

(2)                                           RANKING; MATURITY.  (a)  The Series J Preferred Stock shall, with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Corporation, rank:

(i)                                     senior to all classes of Common Stock (as defined in the Charter) of the Corporation and each other class of Capital Stock (as defined in the Charter) or series of Preferred Stock established after the original issue date of the Series J Preferred Stock, or the “Issue Date,” the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series J Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation;

(ii)                                  on parity, in all respects, with the Corporation’s outstanding 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value (liquidation preference $25.00 per share), 7.875% Series E Cumulative Redeemable Preferred Stock, $0.001 par value (liquidation preference $25.00 per share), 7.800% Series F Cumulative Redeemable Preferred Stock, $0.001 par value (liquidation preference $25.00 per share), 7.650% Series G Cumulative Redeemable Preferred Stock, $0.001 par value (liquidation preference $25.00 per share), and 7.500% Series I Cumulative Redeemable Preferred Stock, $0.001 par value (liquidation preference $25.00 per share), and any class of Capital Stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series J Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation; and

(iii)                               junior to each class of Capital Stock or series of Preferred Stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series J Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution of the Corporation.

(b)                                 The Series J Preferred Stock shall have no stated maturity.

(c)                                  The terms “Common Stock” and “Capital Stock” shall not include convertible debt securities.

(3)                                 DIVIDENDS.

(a)                                 Holders of the then outstanding shares of the Series J Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 4.50% per annum of the $50.00 liquidation preference (equivalent to a fixed annual amount of $2.25 per share).  Such dividends shall be cumulative from March 18, 2013, and shall be payable to investors quarterly in arrears on or before the 15th day of each March, June, September and December or, if not a business day, the next succeeding business day (without interest or additional payment for such delay), each, a “Dividend Payment Date.”  The first dividend, which shall be payable on June 15, 2013, will be for less than a full quarter.  The first dividend and any dividend payable on the Series J Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the Corporation’s stock records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date, each, a “Dividend Record Date.”

(b)                                 No dividends on shares of the Series J Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreements of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)                                  Notwithstanding the foregoing, dividends on the Series J Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued but unpaid dividends on the Series J Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(d)                                 Except as set forth in Section 3(e) hereof, unless full cumulative dividends on the Series J Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in shares of Common Stock of the Corporation or in shares of any series of Preferred Stock ranking junior to the Series J Preferred Stock as to dividends and upon liquidation) shall be declared and paid or set apart for payment nor shall any other distribution be declared and made upon any Common Stock or Preferred Stock of the Corporation ranking junior to or on parity with the Series J Preferred Stock as to dividends or upon liquidation, nor shall any shares of the Common Stock or

Preferred Stock of the Corporation ranking junior to or on parity with the Series J Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other Capital Stock of the Corporation ranking junior to the Series J Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article IX of the Charter relating to restrictions on ownership and transfers of Capital Stock of the Corporation).

(e)                                  When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Stock and the shares of any other series or classes of Preferred Stock ranking on parity as to dividends with the Series J Preferred Stock, all dividends declared upon the Series J Preferred Stock and any other series or classes of Preferred Stock ranking on parity as to dividends with the Series J Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series J Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series J Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series J Preferred Stock which may be in arrears.

(f)                                   Holders of shares of the Series J Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series J Preferred Stock as provided above.   Any dividend payment made on shares of the Series J Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(4)                                           LIQUIDATION PREFERENCE.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of shares of the Series J Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation that are legally available for distribution to its stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock of the Corporation or any series of our Preferred Stock that ranks junior to the Series J Preferred Stock as to liquidation rights.

(b)                                 In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series J Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Capital Stock of the Corporation ranking on parity with the Series J Preferred Stock in the distribution of assets, then the holders of the Series J Preferred Stock and all other such classes or series of Capital Stock of the Corporation shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series J Preferred Stock will have no right or claim to any of the  remaining assets of the Corporation.

(d)                                 Written notice of any such liquidation, dissolution or winding-up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series J Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e)                                  The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation.

(5)                                           REDEMPTION.

(a)                                 Right of Optional Redemption.  The Series J Preferred Stock shall not be redeemable prior to March 15, 2018.  On or after March 15, 2018, the Corporation may redeem, at its option upon not less than 30 nor more than 60 days’ written notice, shares of the Series J Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to 100% of the liquidation preference of $50.00 per share, plus any accrued and unpaid dividends thereon to the date fixed for redemption (except as set forth on clause 5(c) below), without interest.  If less than all of the outstanding shares of the Series J Preferred Stock are to be redeemed, the Series J Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

(b)                                 Limitations on Redemption.  Unless full cumulative dividends on all shares of the Series J Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of the Series J Preferred Stock shall be redeemed unless all outstanding shares of Series J Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of the Series J Preferred Stock (except by exchange for Capital Stock of the Corporation ranking junior to the Series J Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares transferred to a Charitable Trust (as defined in the Charter) in accordance with Article IX of the Charter to assist the Corporation in remaining qualified as a real estate investment trust for federal income tax purposes, or the purchase or acquisition of shares of the Series J Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series J Preferred Stock.

(c)                                  Rights to Dividends on Shares Called for Redemption.  Immediately prior to any redemption of Series J Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series J Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.  Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock which is redeemed.

(d)                                 Procedures for Redemption.  Notice of redemption shall be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series J Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series J

Preferred Stock except as to the holder to whom notice was defective or not given.  In addition to any information required by law, each such notice shall state:

(i)                                     the redemption date;

(ii)                                  the redemption price;

(iii)                               the number of shares of Series J Preferred Stock to be redeemed;

(iv)                              the place or places where the Series J Preferred Stock is to be surrendered for payment of the redemption price; and

(v)                                 that dividends on the shares to be redeemed shall cease to accrue on such redemption date.

If less than all of the Series J Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series J Preferred Stock held by such holder to be redeemed.

If notice of redemption of any shares of Series J Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series J Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series J Preferred Stock, such shares of Series J Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.  Holders of Series J Preferred Stock to be redeemed shall surrender such Series J Preferred Stock at the place designated in such notice and, upon surrender in accordance with said notice of the certificates for shares of Series J Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state) to the extent that the shares are not then held by a depositary, such shares of Series J Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends payable upon such redemption.  In case less than all the shares of Series J Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series J Preferred Stock without cost to the holder thereof.

The deposit of funds with a bank or trust corporation for the purpose of redeeming Series J Preferred Stock shall be irrevocable except that:

(i)                                     the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)                                  any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series J Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(e)                                  Status of Redeemed Shares.  Any shares of Series J Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

(6)                                           VOTING RIGHTS.  Holders of the Series J Preferred Stock shall not have any voting rights, except as set forth below:

(a)                                 Whenever dividends on any shares of the Series J Preferred Stock are in arrears for six or more quarterly periods, or a “Preferred Dividend Default,” the number of directors on the Board of Directors shall increase by two and the holders of such shares of the Series J Preferred Stock, voting together as a single class with all other series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable, shall be entitled to vote for the election of a total of two additional members of the Board of Directors, or the “Preferred Stock Directors,” at a special meeting called by the holders of record of at least 20% of the Series J Preferred Stock or any other series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation so in arrears or at the next annual meeting of stockholders (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), and at each subsequent annual meeting until all accrued dividends on such shares of the Series J Preferred Stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

(b)                                 If and when all accrued dividends on the Series J Preferred Stock shall have been paid in full or set apart for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accrued dividends have been paid in full or set apart for payment in full on all series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two.  Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series J Preferred Stock when they have the voting rights described above, voting together as a single class with all series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable.  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series J Preferred Stock when they have the voting rights described above, voting together as a single class with all series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(c)                                  So long as any shares of the Series J Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series J Preferred Stock outstanding at the time, voting together as a single class with all series or classes of Preferred Stock ranking on a parity with the Series J Preferred Stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting: (a) authorize or create, or increase the authorized or issued amount of, any class or series of, or reclassify any of the Corporation’s authorized capital stock into shares of, any class or series of Capital Stock ranking senior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or reclassify any of the Corporation’s authorized Capital Stock into shares of any class or series of Capital Stock ranking senior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of any class or series of Capital Stock ranking senior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up; or (b) amend, alter or repeal the provisions of the Corporation’s Charter, whether by merger, consolidation or otherwise, or an “Event,” so as to materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Stock; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series J Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series J Preferred Stock and, provided further, that any increase in the amount of the authorized preferred stock, including the Series J Preferred Stock, or the creation or issuance of any additional shares of the Series J Preferred Stock or any other series or classes of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the Series J Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(d)                                 The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series J Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)                                           CONVERSION RIGHTS.

(a)                                 A holder may convert any shares of the Series J Preferred Stock into shares of Common Stock of the Corporation at any time, unless the shares have been previously redeemed by the Corporation.  A holder may convert any shares of the Series J Preferred Stock into Common Stock of the Corporation at an initial conversion rate of 3.9087 shares of such Common Stock per share of Series J Preferred Stock (equal to an initial conversion price of approximately $12.79 per share).  The conversion rate shall be subject to adjustment under certain circumstances, as described below in Section 8.  Upon conversion in connection with a Make-whole Fundamental Change, the Corporation shall pay a Fundamental Change Make-Whole Premium to holders of the Series J Preferred Stock upon the conversion of their shares by increasing the conversion rate, as described below in Section 12.

(b)                                 The conversion rate and the equivalent conversion price in effect at any given time are referred to as the ‘‘applicable conversion rate’’ and the ‘‘applicable conversion price,’’ respectively, and shall be subject to adjustment as described below in Section 8.

(c)                                  Holders of the Series J Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of those shares following that Dividend Record Date or its default in payment of the dividend due on that Dividend Payment Date.  However, shares of Series J Preferred Stock surrendered for conversion at the option of the holder during the period between the close of business on any Dividend Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date.  A holder of shares of Series J Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion (i) on the corresponding Dividend Payment Date or (ii) following the giving of a notice of redemption shall receive the dividend payable by the Corporation on the Series J Preferred Stock on the Dividend Payment Date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series J Preferred Stock for conversion.  Therefore, holders of shares of Series J Preferred Stock on a Dividend Record Date shall receive the applicable dividend on the Dividend Payment Date regardless of any conversion, if such conversion occurs following a notice of redemption.  Except as provided otherwise herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock of the Corporation issued upon conversion.

(d)                                 In order for a holder of shares of Series J Preferred Stock to convert such shares, the holder must comply with the procedures of The Depository Trust Company, or the “DTC,” for converting a beneficial interest in a global security and, if required, pay all taxes or duties, if any.

(e)                                  The date on which the holder complies with these requirements is the ‘‘conversion date.”  Each conversion shall be deemed to have been effected as to any shares of Series J Preferred Stock surrendered for conversion on the conversion date, and the person in whose name the shares of Common Stock of the Corporation be issuable upon such conversion shall become the holder of record of such shares as of the close of business on such conversion date.  The Corporation shall deliver the consideration due in respect of any conversion on the third Business Day immediately following the relevant conversion date.

(f)                                   The Corporation shall at all times reserve and keep available for issuance upon conversion of the Series J Preferred Stock a sufficient number of authorized and unissued shares of Common Stock of the Corporation to permit the conversion of all outstanding shares of Series J Preferred Stock and the Corporation shall take all action required to increase the authorized number of shares of Common Stock of the Corporation if at any time there are insufficient unissued shares of Common Stock of the Corporation to permit such reservation or to permit the conversion of all outstanding shares of Series J Preferred Stock.  In addition, any Common Stock of the Corporation issued upon conversion of the Series J Preferred Stock shall be validly issued, fully paid and nonassessable.

(8)                                           ADJUSTMENT OF CONVERSION RATE.  The applicable conversion rate shall be adjusted as described below, except that the Corporation shall not make any adjustments to the conversion rate if holders of the Series J Preferred Stock participate (as a result of holding the Series J Preferred Stock, and at the same time as holders of Common Stock of the Corporation participate) in any of the transactions described below as if such holders of the Series J Preferred Stock held a number of shares of Common Stock of the Corporation equal to the applicable conversion rate, multiplied by the liquidation preference of Series J Preferred Stock held by such holder, without having to convert their Series J Preferred Stock.

(a)                                 If the Corporation issues shares of Common Stock of the Corporation as a dividend or other distribution on shares of such Common Stock, or if the Corporation effects a share split or share combination, the conversion rate shall be adjusted based on the following formula:

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as the case may be;

CR1 = the applicable conversion rate in effect immediately after the close of business on the record date for such dividend or other distribution, or immediately after the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock of the Corporation outstanding immediately prior to the close of business on the record date for such dividend or other distribution, or immediately prior to the effective date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock of the Corporation outstanding immediately after giving effect to such dividend, other distribution, share split or share combination, as the case may be.

Any adjustment made pursuant to this clause (a) shall become effective immediately after (x) the close of business on the record date for such dividend or other distribution or (y) the open of business on the effective date of such split or combination, as applicable.  If any dividend or other distribution described in this clause (a) is declared but not so paid or made, effective as of the date the Board of Directors determines not to pay such dividend or other distribution, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or other distribution had not been declared.

(b)                                 If the Corporation distributes to all or substantially all holders of Common Stock of the Corporation any rights, options or warrants entitling them to purchase, for a period of not more than 45 days after the ex-dividend date for the distribution, shares of Common Stock of the Corporation at a price per share less than the average of the closing sale prices of Common Stock of the Corporation for the 10 consecutive trading-day period ending on, and including, the trading day preceding the announcement date for such distribution, the conversion rate shall be adjusted based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 = the new conversion rate in effect immediately after the close of business on the record date for such distribution;

OS0 = the number of shares of Common Stock of the Corporation outstanding immediately prior to the close of business on the record date for such distribution;

X = the total number of shares of Common Stock of the Corporation issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock of the Corporation equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of Common Stock of the Corporation over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date of such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase Common Stock of the Corporation at less than the average of the closing sale prices of Common Stock of the Corporation for the applicable 10 consecutive trading-day period, and in determining the aggregate offering price of such shares of Common Stock of the Corporation, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash, to be determined by the Board of Directors.

Any adjustment made pursuant to this clause (2) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution.  To the extent that shares of Common Stock of the Corporation are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock of the Corporation actually delivered.  If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the record date for such distribution had not occurred.

(c)                                  If the Corporation distributes shares of Capital Stock of the Corporation, evidences of indebtedness of the Corporation or other assets or property or rights of the Corporation, options or warrants to acquire Capital Stock or other securities of the Corporation, to all or substantially all holders of Common Stock of the Corporation, excluding:

•                  dividends, other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in clause (a) or (b) above or in clause (e) below;

•                  dividends or other distributions covered by clause (d) below;

•                  dividends or other distributions that constitute ‘‘reference property’’ following a reorganization event (as described under the second-to-last paragraph in this Section 8); and

•                  spin-offs to which the provisions set forth below in this clause (c) shall apply,

then the applicable conversion rate shall be adjusted based on the following formula:

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 = the applicable conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 = the average of the closing sale prices of Common Stock of the Corporation over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by the Board of Directors or a committee thereof) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock of the Corporation as of the open of business on the ex-dividend date for such distribution.

The adjustment to the conversion rate under the portion of this clause (c) above will become effective immediately after the close of business on the record date for such distribution.  If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.  If ‘‘FMV’’ as set forth above is equal of the Corporation to or greater than ‘‘SP0’’ as set forth above, in lieu of the foregoing adjustment, holders of the Series J Preferred Stock will receive, at the same time and upon the same terms as holders of Common Stock of the Corporation, the amount and kind of Capital Stock, evidences of indebtedness or other assets or property or rights of the Corporation, options or warrants to acquire Capital Stock or other securities of the Corporation that such holder would have received if such holder owned a number of shares of Common Stock equal to the applicable conversion rate in effect immediately prior to the close of business on the record date for the distribution.

With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on Common Stock of the Corporation of shares of Capital Stock of the Corporation of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit that are, or, when issued, will be, traded or quoted on any national or regional securities exchange or other market, which the Corporation refers to as a ‘‘spin-off,’’ the applicable conversion rate shall instead be adjusted based on the following formula:

where,

CR0 = the applicable conversion rate in effect immediately prior to the end of the valuation period;

CR1 = the applicable conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the closing sale prices of the Capital Stock of the Corporation or similar equity interest distributed to holders of Common Stock of the Corporation (determined by reference to the definition of ‘‘closing sale price’’ set forth below as if references therein to Common Stock of the Corporation were to such Capital Stock or similar equity interest) applicable to one share of Common Stock of the Corporation over the first 10 consecutive trading-day period immediately following the ex-dividend date for the spin-off, such period, the ‘‘valuation period’’; and

MP0 = the average of the closing sale prices of Common Stock of the Corporation over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (c) shall occur immediately after the 10th trading day immediately following the ex-dividend date of the spin-off; provided that, for purposes of determining the conversion rate in respect of any conversion during the 10 trading days following the ex-dividend date of any spin-off, references within the preceding paragraph of this clause (c) related to ‘‘spin-offs’’ to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the relevant conversion date.  If any such spin-off described in the preceding paragraph of this clause (c) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such spin-off had not been declared.

(d)                                 If any cash dividend or distribution is made to all or substantially all holders of Common Stock of the Corporation, the conversion rate will be adjusted based on the following formula:

where,

CR0 = the applicable conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution;

CR1 = the applicable conversion rate in effect immediately after the close of business on the record date for such dividend or other distribution;

SP0 = the average of the closing sale prices of Common Stock of the Corporation over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or other distribution; and

C = the amount in cash per share the Corporation pays or distributes to holders of Common Stock of the Corporation.

An adjustment to the conversion rate made pursuant to clause (d) shall become effective immediately after the close of business on the record date for the applicable dividend or other distribution.  If any dividend or other distribution described in this clause (d) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or other distribution had not been declared.  If ‘‘C’’ as set forth above is equal to or greater than ‘‘SP0’’ as set forth above, in lieu of the foregoing adjustment, each holder of Series J Preferred Stock shall receive, at the same time and upon the same terms as holders of Common Stock of the Corporation, the amount of cash that such holder would have received if such holder owned a number of shares of Common Stock equal to the applicable conversion rate in effect immediately prior to the close of business on the record date for such cash dividend or other distribution.

(e)                                  If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock of the Corporation, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock of the Corporation exceeds the closing sale price of Common Stock of the Corporation on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate shall be increased based on the following formula:

where,

CR0 = the applicable conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR1 = the applicable conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock of the Corporation outstanding immediately prior to the time, or the ‘‘expiration time,’’ such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS1 = the number of shares of Common Stock of the Corporation outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP1 = the closing sale price of Common Stock of the Corporation on the trading day next succeeding the expiration date.

The adjustment to the conversion rate under this clause (e) shall become effective immediately following the open of business on the trading day next succeeding the expiration date.  If the Corporation or one of its subsidiaries is obligated to purchase Common Stock of the Corporation pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

As used in this Section 8, ‘‘record date’’ means, with respect to any dividend, other distribution, or other transaction or event in which the holders of Common Stock of the Corporation have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock of the Corporation entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

The ‘‘ex-dividend date’’ means the first date on which shares of Common Stock of the Corporation trade on the New York Stock Exchange, or on the applicable stock exchange on which Common Stock is then traded, regular way, without the right to receive the issuance, dividend or other distribution in question from us.

The term ‘‘trading day’’ means a day during which trading in Common Stock of the Corporation generally occurs on the primary exchange or quotation system on which Common Stock of the Corporation is then traded or quoted and there is no market disruption event, or, if Common Stock of the Corporation is not then so traded or quoted, on the principal other market on which Common Stock is then traded.  If Common Stock of the Corporation is not so traded, ‘‘trading day’’ means a ‘‘Business Day.’’

The term ‘‘market disruption event’’ means (1) a failure by the primary exchange or quotation system on which Common Stock of the Corporation trades or is quoted to open for trading during its regular trading session or (2) the occurrence or existence, prior to 1:00 p.m., New York City time, on any trading day for Common Stock of the Corporation, of an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Common Stock of the Corporation or in any options, contracts or future contracts relating to Common Stock of the Corporation.

The ‘‘closing sale price’’ of Common Stock of the Corporation on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the primary exchange or quotation system on which Common Stock of the Corporation is then traded or quoted.  If Common Stock of the Corporation is not so traded or quoted on the relevant date, the ‘‘closing sale price’’ shall be the last quoted bid price for Common Stock of the Corporation in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization.  If Common Stock of the Corporation is not so quoted, the ‘‘closing sale price’’ shall be the average of the mid-point of the last bid and ask prices for Common Stock of the Corporation on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

As used in this Section 8, “close of business” means 5:00 p.m., New York City time.

Except as stated herein, the Corporation shall not adjust the conversion rate for the issuance of shares of Common Stock of the Corporation or any securities convertible into or exchangeable for shares of Common Stock of the Corporation or the right or warrant to purchase shares of Common Stock of the Corporation or such convertible or exchangeable securities.  If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate shall be made (except on account of share combinations).

To the extent that the Corporation has a rights plan in effect upon conversion of the Series J Preferred Stock into Common Stock of the Corporation, holders shall receive, upon conversion of the Series J Preferred Stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock of the Corporation, in which case, and only in such case, the conversion rate shall be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of Common Stock of the Corporation, shares of Capital Stock of the Corporation, evidences of indebtedness or other assets or property or rights of the Corporation, options or warrants to acquire Capital Stock or other securities of the Corporation as described in clause (c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The Corporation shall not make any adjustment to the conversion rate except as specifically set forth herein.  Without limiting the foregoing, the applicable conversion rate shall not be adjusted:

•                  upon the issuance of any shares of Common Stock of the Corporation pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock of the Corporation under any plan;

•                  upon the issuance of any shares of Common Stock of the Corporation or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program or employee stock purchase plan of, or assumed by, the Corporation or any of its subsidiaries;

•                  upon the issuance of any shares of Common Stock of the Corporation pursuant to any option, warrant, right or exercisable, convertible or exchangeable security not described in the preceding bullet point and outstanding as of the date the Series J Preferred Stock were first issued;

•                  for a change in the par value of Common Stock of the Corporation;

•                  for accrued and unpaid interest and additional interest, if any; or

•                  for stock repurchase programs not constituting a tender offer under this clause (e).

Adjustments to the applicable conversion rate shall be calculated to the nearest 1/10,000th of a share.  If any adjustment of the conversion rate is less than 1% of the then effective conversion rate, such adjustment shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with the original adjustment, shall aggregate at least 1% of the then effective conversion rate; provided, however, that any carry forward amount shall be paid to the holder upon conversion regardless of the 1% threshold.  In the case of:

•                  any recapitalization, reclassification or change of Common Stock of the Corporation, other than changes resulting from a subdivision or combination;

•                  a consolidation, merger or combination involving the Corporation;

•                  a sale, conveyance or lease to a third party of all or substantially all of the Corporation and its subsidiaries’ property and assets; or

•                  any statutory share exchange,

in each case as a result of which holders of Common Stock of the Corporation are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof), or the ‘‘reference property,’’ with respect to or in exchange for Common Stock of the Corporation, the holders of the Series J Preferred Stock then outstanding shall be entitled thereafter to convert those shares into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such transaction had such shares been converted into Common Stock of the Corporation immediately prior to such transaction.  In the event holders of Common Stock of the Corporation have the opportunity to elect the form of consideration to be received in such transaction, the reference property shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock of the Corporation that affirmatively make such election.  The Corporation shall notify the holders of the weighted average as soon as practicable after such determination is made.  The Corporation shall not become a party to any such transaction unless its terms are consistent with the preceding.  None of the foregoing provisions shall affect the right of a holder of Series J Preferred Stock to convert its shares into shares of Common Stock of the Corporation prior to the effective date of such transaction.

The Corporation may from time to time, to the extent permitted by law and subject to any applicable stockholder approval requirements pursuant to the listing standards of the New York Stock Exchange, increase the conversion rate of the Series J Preferred Stock by any amount for any period of at least 20 Business Days, if the Board of Directors determines that such increase would be in the best interests of the Corporation.  The Corporation may also (but is not required to) make such increase in the conversion rate, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock of the Corporation resulting from any dividend or other distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.  The Corporation shall give at least 15 days’ written notice to holders of any such increase.  The Corporation shall not take any voluntary action that would result in an adjustment to the conversion rate pursuant to this Section 8 without complying, if applicable, with the stockholder approval rules of the New York Stock Exchange and any similar rule of any stock exchange on which Common Stock of the Corporation is listed at the relevant time.  In accordance with such listing standards, this restriction will apply at any time when the Series J Preferred Stock is outstanding, regardless of whether the Corporation then has a class of securities listed on the New York Stock Exchange.

(9)                                           OWNERSHIP LIMIT; LIMITATION ON STOCK ISSUABLE UPON CONVERSION.  Notwithstanding any other provision herein, no holder of shares of Series J Preferred Stock shall be entitled to convert such shares into shares of Common Stock of the Corporation to the extent that the receipt of such shares of Common Stock violates any of the restrictions on ownership and transfer of the Corporation’s stock contained in the Charter, unless such person had been exempted from such limits in accordance with the Charter.  Any attempted conversion of Series J Preferred Stock that results in the ownership of Common Stock of the Corporation in excess of the Ownership Limit (as defined in the Charter) in the absence of such an exemption or in violation of the other restrictions on ownership and transfer of the Corporation’s stock contained in the Charter shall be void to the extent of the number of shares that would result in such excess or violation and the related shares of Series J Preferred Stock or portion thereof shall be returned to the holder as promptly as practicable.  The Corporation shall have no further obligation to the holder with respect to such voided conversion and such shares will be treated as if they have not been submitted for conversion.  A holder of returned shares of Series J Preferred Stock may resubmit those shares for conversion at a later date subject to compliance with the terms set forth herein and ownership limits set forth in the Charter.  The foregoing limitation on the right of holders of the Series J Preferred Stock to receive Common Stock of the Corporation upon conversion of Series J Preferred Stock shall terminate if the restrictions on ownership and transfer of the Corporation’s stock set forth in the Charter terminates (which, in general, will occur only if, among other things, the Board of Directors determines that it is no longer in the Corporation’s best interests to continue to qualify as a real estate investment trust, or “REIT,” or that compliance with those restrictions on ownership and transfer are no longer required for REIT qualification) or if the Board of Directors revokes or otherwise terminates the Corporation’s election to qualify as a REIT pursuant to Section 856(g) (or any successor thereto) of the Internal Revenue Code of 1986, as amended.  For the purpose of the provisions of Article IX of the Charter, the Market Price of the Series J Preferred Stock shall equal $50.00 per share, plus all accrued and unpaid dividends on the shares of Series J Preferred Stock.

(10)                                    NO FRACTIONAL SHARES.  No fractional shares of Common Stock of the Corporation or securities representing fractional shares of Common Stock of the Corporation shall be issued upon conversion of shares of the Series J Preferred Stock.  Instead, the Corporation may elect to either make a cash payment to each holder that would otherwise be entitled to a fractional share or, in lieu of such cash payment, the number of shares of Common Stock of the Corporation to be issued to any particular holder upon conversion shall be rounded up to the nearest whole share.

(11)                                    SPECIAL RIGHTS UPON A FUNDAMENTAL CHANGE.

(a)                                 The Corporation must give notice of each Fundamental Change (as defined below) to all record holders of the Series J Preferred Stock, by the later of 20 Business Days prior to the anticipated effective date of the Fundamental Change and the first public disclosure by the Corporation of the anticipated Fundamental Change.  In addition, the Corporation must give notice announcing the effective date of such Fundamental Change, or the ‘‘Fundamental Change Effective Date,’’ and certain other matters as set forth below in Section 12.  If a holder converts its Series J Preferred Stock at any time beginning with the opening of business of the Fundamental Change Effective Date and ending with the close of business on the 30th trading day immediately following such Fundamental Change Effective Date, such conversion shall be deemed to be in connection with the Fundamental Change and the holder will automatically receive for each share of Series J Preferred Stock converted, the greater of:

•                  a number of shares of Common Stock of the Corporation (as set forth in Section 7), and subject to adjustment pursuant to Section 8 (with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to Section 10) plus (ii) the Fundamental Change Make-Whole Premium, if any, as provided in Section 12, and

•                  a number of shares of Common Stock of the Corporation equal to the lesser of (i) the liquidation preference divided by the Market Value of the Common Stock on the Fundamental Change Effective Date and (ii) 9.3809 (subject to adjustment).

(b)                                 In addition to the number of shares of Common Stock of the Corporation issuable upon conversion of each share of Series J Preferred Stock at the option of the holder on any conversion date during the Fundamental Change conversion period, each converting holder shall have the right to receive an amount equal to any accrued and unpaid dividends on such converted shares of Series J Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends on its Series J Preferred Stock payable to holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends.  The amount payable in respect of such dividends shall be paid in cash.  For the purposes of this Section 11, the term ‘‘Market Value’’ means the average of the closing sale price of Common Stock of the Corporation during a 10 consecutive trading day period ending immediately prior to the date of determination.

(c)                                  The foregoing provisions shall only be applicable with respect to conversions effected at any time beginning with the opening of business on the Fundamental Change Effective Date and ending with the close of business on the 30th trading day immediately following such Fundamental Change Effective Date.

(d)                                 In lieu of issuing the number of shares of Common Stock of the Corporation issuable upon conversion pursuant to the foregoing provisions, the Corporation may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Fundamental Change Effective Date for each such share of Common Stock otherwise issuable upon conversion.  The Corporation’s notice of Fundamental Change shall indicate if the Corporation will issue Common Stock of the Corporation or pay cash upon conversion and whether accrued and unpaid dividends will be paid in cash.  A ‘‘Fundamental Change’’ shall be deemed to have occurred upon a Change of Control or a termination of trading, each as defined below.  A ‘‘Change of Control’’ shall be deemed to have occurred at such time after the original issuance of the Series J Preferred Stock when the following has occurred: (1) the acquisition by any person, including any syndicate or group deemed to be a ‘‘person’’ under Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, or the “Exchange Act,” of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of Capital Stock of the Corporation entitling that person to exercise 50% or more of the total voting power of all shares of the Corporation’s Capital Stock entitled to vote generally in elections of directors; or

(2) any (A) recapitalization, reclassification or change of Common Stock of the Corporation (other than changes resulting from a subdivision or combination) as a result of which Common Stock of the Corporation would be converted into, or converted for, stock, other securities, other property or assets or (B) share exchange, consolidation or merger with or into any other person, or merger of another person into the Corporation, or (C) conveyance, transfer, sale, lease or other disposition of all or substantially all of the Corporation and its subsidiaries’ properties and assets to another person; provided that any transaction pursuant to which holders of all classes of the Corporation’s Capital Stock immediately prior to the transaction that is a share exchange, consolidation or merger have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock of the continuing or surviving entity entitled to vote generally in the election of directors of the continuing or surviving entity immediately after the transaction in substantially the same proportions as such entitlement immediately prior to such transaction shall not be a Change of Control pursuant to this subclause (2).

However, a Change of Control shall not be deemed to have occurred if, in the case of a merger or consolidation, at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) received or to be received in connection with such merger or consolidation constituting the Change of Control consists of common stock traded or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or which shall be so traded or quoted when issued or converted in connection with such Change of Control, and as a result of such transaction or transactions, such consideration becomes the reference property for the Series J Preferred Stock.

(e)                                  A ‘‘termination of trading’’ shall be deemed to have occurred if Common Stock of the Corporation or other Common Stock into which the Series J Preferred Stock are convertible ceases to be listed or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

(f)                                   The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.  The term ‘‘person’’ includes any syndicate or group which would be deemed to be a ‘‘person’’ under Section 13(d)(3) of the Exchange Act.

(12)                                    FUNDAMENTAL CHANGE MAKE-WHOLE PREMIUM.

(a)                                 Upon the ‘‘Fundamental Change Effective Date’’ of any ‘‘Make-whole Fundamental Change,’’ in certain circumstances, the Corporation shall pay a Fundamental Change make-whole premium (“Fundamental Change Make-Whole Premium”) upon the conversion of the Series J Preferred Stock in connection with any such transaction by increasing the conversion rate with respect to such shares.  The Fundamental Change Make-Whole Premium shall be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of the Series J Preferred Stock upon conversion.  The Fundamental Change Make-Whole Premium shall be determined by reference to the table below and is based on the Fundamental Change Effective Date and the price, referred to as the ‘‘stock price,’’ paid, or deemed to be paid, per share of Common Stock of the Corporation in the transaction constituting the Make-whole Fundamental Change, subject to adjustment as described below.  If holders of Common Stock of the Corporation receive only cash in the Make-whole Fundamental Change, the stock price shall be the cash amount paid per share.  In all other cases, the stock price shall be the average closing sale price of Common Stock of the Corporation for the 10 trading days immediately prior to, but not including, the Fundamental Change Effective Date.

(b)                                 A ‘‘Make-whole Fundamental Change’’ is any event which is a Change of Control and, if applicable, where more than 10% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) received or to be received by the Corporation’s shareholders in connection with such Fundamental Change consists of cash or assets other than common stock traded or quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

(c)                                  The following table shows what the Fundamental Change Make-Whole Premium would be for each hypothetical stock price and Fundamental Change Effective Date set forth below, expressed as additional shares of Common Stock of the Corporation per share of Series J Preferred Stock.

Fundamental Change	Stock Price
Effective Date	$10.66	$11.00	$12.00	$12.79	$14.00	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$60.00
March 18, 2013	0.7817	0.7678	0.6731	0.6116	0.5346	0.4824	0.3832	0.3130	0.2198	0.1605	0.0897	0.0271
March 15, 2014	0.7817	0.6742	0.5857	0.5289	0.4591	0.4125	0.3257	0.2656	0.1869	0.1370	0.0771	0.0232
March 15, 2015	0.7817	0.5694	0.4865	0.4347	0.3726	0.3322	0.2595	0.2110	0.1489	0.1097	0.0624	0.0187
March 15, 2016	0.7817	0.4544	0.3753	0.3279	0.2736	0.2401	0.1840	0.1489	0.1057	0.0785	0.0453	0.0137
March 15, 2017	0.7817	0.3291	0.2474	0.2022	0.1561	0.1316	0.0971	0.0786	0.0565	0.0424	0.0249	0.0077
March 15, 2018	0.7817	0.2146	0.0870	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(d)                                 The actual stock price and Fundamental Change Effective Date may not be set forth on the table, in which case:

(i)                                     if the actual stock price on the Fundamental Change Effective Date is between two stock prices on the table or the actual effective date is between two Fundamental Change Effective Dates on the table, the Fundamental Change Make-Whole Premium shall be determined by a straight-line interpolation between the Fundamental Change Make-Whole Premiums set forth for the higher and lower stock prices and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365-day year;

(ii)                                  if the stock price on the Fundamental Change Effective Date exceeds $60.00 per share, subject to adjustment as described below, no Fundamental Change Make-Whole Premium shall be paid; and

(iii)                               if the stock price on the Fundamental Change Effective Date is less than $10.66 per share, subject to adjustment as described below, no Fundamental Change Make-Whole Premium shall be paid.

(e)                                  The stock prices set forth in the first row of the table shall be adjusted as of any date on which the conversion rate of the Series J Preferred Stock is adjusted pursuant to Section 8.  The adjusted stock prices shall equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.  The number of additional shares set forth in the table above shall be adjusted in the same manner as the conversion rate as set forth in Section 8 other than by operation of an adjustment to the conversion rate by adding the Fundamental Change Make-Whole Premium as described in this Section 12.

(f)                                   A conversion of the Series J Preferred Stock by a holder shall be deemed for these purposes to be ‘‘in connection with’’ a Make-whole Fundamental Change if the conversion notice is received by the conversion agent on or subsequent to the Fundamental Change Effective Date of the Make-whole Fundamental Change up to midnight, New York City time, of the 30th trading day following the Fundamental Change Effective Date.  The Corporation shall notify holders of the Series J Preferred Stock in writing of the Fundamental Change Effective Date of any Make-whole Fundamental Change and issue a press release announcing such Fundamental Change Effective Date no later than five Business Days after such effective date.

(g)                                  Notwithstanding the foregoing, in no event shall the conversion rate, as result of the Fundamental Change Make-Whole Premium, exceed 4.6904 shares of Common Stock per share of Series J Preferred Stock, subject to adjustments in the same manner as the conversion rate as set forth in Section 8.

(13)                                    CALCULATIONS IN RESPECT OF THE SERIES J PREFERRED STOCK.  Except as explicitly specified otherwise herein, the Corporation shall be responsible for making all calculations required in respect of the Series J Preferred Stock.  These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the Series J Preferred Stock.  The Corporation shall make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of the Series J Preferred Stock.  The Corporation shall provide a schedule of its calculations to the transfer agent for the Series J Preferred Stock, or the “Transfer Agent,” and the Transfer Agent is entitled to conclusively rely upon the accuracy of its calculations without responsibility for independent verification thereof.  The Transfer Agent shall forward its calculations to any holder of Series J Preferred Stock upon written request.

SECOND:  The shares of Series J Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 15th day of March, 2013.

ATTEST:		iSTAR FINANCIAL INC.:

By:	/s/ Geoffrey Dugan	By:	/s/ Jay Sugarman

Name: Geoffrey Dugan		Name: Jay Sugarman

Title: Secretary		Title: Chairman and Chief Executive Officer